Exhibit 3.20

CERTIFICATE OF FORMATION

OF

ITB GROTON LLC

* * * * * * *

FIRST:	The name of the limited liability company is ITB GROTON LLC.

SECOND:	The address of its registered office in the State of Delaware is 615 South DuPont Highway, Dover, DE, The name of its registered agent at such address is National Corporate Research, Ltd.

IN WITNESS  WHEREOF, the undersigned has executed this Certificate of Formation of ITB GROTON LLC this 16th day of July, 2002.

/s/ Paul Gridley
Paul Gridley, Authorized Person